UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 24, 2008

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 24, 2008, American Tower Corporation (the “Company”) issued a press release announcing that it had entered into a Notice of Incremental Facility Commitment, dated March 24, 2008, with respect to an additional $325.0 million of term loan commitments pursuant to the Company’s existing $1.25 billion senior unsecured revolving credit facility (the “Revolver”).

The Company expects to receive net proceeds of approximately $321.7 million from the incremental facility, which, together with available cash will be used to repay $325.0 million of existing indebtedness under the Revolver. After the repayment, $650.0 million will be outstanding under the Revolver. The basis for determining interest rates for the incremental facility is determined at the option of the Company with the margin ranging between 0.50% to 1.50% above the LIBOR rate for LIBOR based borrowings or between 0.00% to 0.50% above the defined base rate for base rate borrowings, in each case based upon the Company’s debt ratings. Based on the Company’s current debt ratings, the interest rate for the incremental facility will be LIBOR + 1.00%. The Company intends to enter into interest rate swap agreements to fix the floating interest rate of the incremental facility for a portion of the term of the facility, which has a maturity date of June 8, 2012.

The incremental facility contains certain financial ratios and operating covenants and other restrictions applicable to the Company and its subsidiaries designated as restricted subsidiaries on a consolidated basis that are consistent with the Revolver. Any failure to comply with the financial and operating covenants of the incremental facility would constitute a default, which could result in, among other things, the amounts outstanding, including all accrued interest, becoming immediately due and payable.

The incremental facility lenders include JPMorgan Chase Bank, N.A., Toronto Dominion (Texas) LLC, The Royal Bank of Scotland, plc, Calyon, New York Branch, Bank of Tokyo-Mitsubishi UFJ Trust Company, Union Bank of California, N.A, Morgan Stanley Bank, Mizuho Corporate Bank, Ltd. And Credit Suisse, Cayman Islands Branch. The borrower under the incremental facility is American Tower Corporation. All amounts will be due and payable in full at maturity. The incremental facility does not require amortization of principal and may be paid prior to maturity in whole or in part at the Company’s option without penalty or premium.

The foregoing is only a summary of certain provisions of the incremental facility and is qualified in its entirety by the terms of the loan agreement for the Revolver, which the Company filed as an exhibit to its Form 10-K for year ended December 31, 2007, as well as the Notice of Incremental Facility Commitment, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please refer to the discussion under Item 1.01 above, which is incorporated under this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release, dated March 24, 2008 (Furnished herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION

(Registrant)

Date: March 24, 2008

By:  /s/  Bradley E. Singer

        Bradley E. Singer

        Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated March 24, 2008 (Furnished herewith).